QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.5

Euramax International, Inc.
5445 Triangle Parkway
Suite 350
Norcross, Georgia 30092
Telephone 770-449-7066

December 1, 1999

Mr. Mitchell B. Lewis
5445 Triangle Parkway
Suite 350
Norcross, Georgia 30092

Dear Mitch:

        This letter sets forth the understanding between Euramax International, Inc. (the "Company") and you, Mitchell B. Lewis ("Executive"), with respect to certain payments the Executive is to receive in the event there is a Change of Control (defined below) of the Company, provided that Executive is employed by Company or one of its subsidiaries or Affiliates (defined below) on the date that such Change in Control occurs. The Company has agreed to provide Executive with these benefits in consideration of Executive's contributions to the Company, his continued employment with the Company or its subsidiaries or Affiliates, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Executive and the Company. These payments are in addition to the compensation Executive is entitled to under Executive's employment relationship and in addition to all stock owned or options now or hereafter granted to Executive.

        1.     Defined terms.

            (a)   "Affiliate" means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person including, without limitation, any employee of such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or other ownership interests, by contract or otherwise, and the terms "controlled" and "controlling" have meanings correlative thereto.

            (b)   "Board" means the board of directors of Euramax.

            "Cause" means (i) commission by Executive of a felony, a crime involving moral turpitude or other act or omission involving dishonesty or fraud with respect to any member of the Company Group or causing material harm to the standing and reputation of any member of the Company Group in each case after notice to Executive, (ii) Executive's breach of his duty of loyalty to the Company Group, or (iii) Executive's continued failure to perform his duties (consistent with those duties previously performed by Executive in his capacity as an Executive Officer of Euramax International plc) to the Company Group other than by reason of death or disability after written notice and, if susceptible to remedy or cure, is not cured or remedied and continues for fifteen (15) Business Days after the Board has given written notice to the Executive specifying in reasonable detail the manner in which Executive has continued to fail to perform his duties.

            (c)   "Change of Control" means the sale of Euramax, in a single transaction or a series of related transactions, to an independent third party (which is not an Affiliate of any member of the Investor Group) pursuant to which such third party acquires (a) greater percentage of the fully diluted voting power represented by the share capital and other securities of Euramax than that owned and controlled by the Investor Group immediately following such transaction (whether by merger, consolidation, recapitalization, reorganization, purchase of the outstanding share capital or otherwise) or (b) all or substantially all of the consolidated assets of Euramax, in each case, which sale has been approved by the Board and the holders of a majority of the outstanding common shares of Euramax voting together as a single class.

            (d)   "Company Group" means, collectively, Euramax, its Subsidiaries, and each of their respective successors or assigns.

            (e)   "Constructive Termination" shall be deemed to occur solely upon the occurrence of a Change of Control in the event that Executive is subject to a material reduction in duties, compensation, or authority or is required to relocate from Atlanta, Georgia, in either case, within one year following such Change of Control.

            (f)    "Investor Group" means, collectively, the individuals and entities party to the Shareholders Agreement dated December 1, 1999, and each of their respective Affiliates.

            (g)   "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization, a governmental entity, or any department, agency or political subdivision thereof, or any other entity.

            (h)   "Subsidiary" means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, association or other business entity.

        2.     Effect of Change of Control.

        If there is a Change of Control of Euramax and (i) Executive's employment is terminated by Euramax or its successor without Cause, or (ii) Executive suffers a Constructive Termination, in either case, within twelve (12) months after the effective date of the Change of Control, Executive shall be entitled to receive the following amount (the "Change of Control Payment"): Executive's average total annual compensation from Euramax includable in gross income (defined for purposes of this Section as the average annual total of Executive's compensation includable in Executive's taxable income for federal tax purposes, including without limitation, base salary, all bonuses, the value of those benefits received by the Executive from Euramax as part of the Executive's employment relationship with Euramax in effect on the date of Executive's termination of employment with Euramax or its successor for the five (5) calendar years immediately preceding the date of termination of Executive's employment by Euramax or its successor (or if Executive has been employed for less than five calendar years on the date of termination, the average for the number of calendar years which Executive has been employed by Euramax and its successor, with compensation for any partial calendar year annualized) multiplied by 2. The income earned by the Executive during the period of time Executive was employed by Euramax International plc or any of its Affiliates (but not Alumax, Inc. or any of its Affiliates) shall be included in making the determinations for the five-year period set forth in the immediately preceding sentence, to the extent necessary. The Change of Control Payment shall be payable in a single payment within thirty (30) days after the date of termination.

        3.     Right of Discharge. Nothing in this letter agreement shall (a) confer upon Executive any right to continue in the employment or service of the Company or any of its subsidiaries or Affiliates or to receive any rate of compensation from the Company or any of its subsidiaries or Affiliates and

(b) affect any right which the Company or any of its subsidiaries or Affiliates may have to terminate the employment or service of the Executive.

        4.     Governing Law. This letter agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law or choice of law.

        5.     Headings. The headings of the various sections of this letter agreement have been inserted for reference only and shall not be deemed to be a part of the letter agreement.

        6.     Counterparts. This letter agreement may be executed in counterparts, each of which will be deemed to be an original, but all of which together shall constitute one agreement.

        If you are in agreement with the foregoing, please sign this letter in the space provided below and this letter agreement will thereupon constitute an agreement between the Company and Executive with respect to the subject matter hereof.

Sincerely,
EURAMAX INTERNATIONAL, INC
By:	/s/ J. DAVID SMITH
Its:	Chairman, Chief Executive Officer and President

ACCEPTED AND AGREED as of
the date first above written:

EXECUTIVE

/s/ MITCHELL B. LEWIS
Mitchell B. Lewis

QuickLinks

  Exhibit 10.5